Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Reines
Chief Financial Officer
360.459.1100

Venture Financial Group Reports Record Earnings

THIRD QUARTER HIGHLIGHTS

•                  Quarterly income and earnings per share increase 100% and 97% respectively

•                  Quarterly non interest income up 153%

•                  Nonperforming assets as a percentage of total assets decline significantly from second quarter

Olympia, Wash., October 23, 2003 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced record third quarter net income of $3.30 million, an increase of 100% compared to $1.65 million for the third quarter 2002.  Diluted earnings per share were $.72 for the quarter ended September 30, 2003 up 97% from $.37 for the same quarter in 2002.   Net income for the third quarter was up 69% compared to second quarter 2003 earnings of $1.95 million.

Net income for the nine months ended September 30, 2003 was $7.03 million, an increase of $2.39 million or 52% compared to $4.64 million for the same period in 2002.  On a diluted earnings per share basis, net income was $1.53 per share for the nine months ended September 30, 2003 compared with $1.04 for the same period in 2002, an increase of 47%.

Net income for 2003 includes a $2.1 million “Gain on Sale of Asset” recorded in July of 2003.  Excluding this gain, net income and diluted earnings per share for the third quarter would have been $1.90 million and $.42 respectively, an increase of 13% over the same period in 2002.  Net income and diluted earnings per share for the nine months would have been $5.64 million and $1.22 respectively.  The Gain resulted from the sale of a piece of property which was acquired subsequent to a foreclosure action related to a problem loan which has been identified and reserved for in 1999.

Ken F. Parsons Sr., CEO and Chairman, stated, “We are obviously pleased with our results which we think are direct reflection of the extraordinary efforts of our team.  Our performance, even excluding the gain, continues on a record pace for the year.”

For the quarter ended September 30, 2003, assets totaled $507 million, an increase of 29% over the $394 million in total assets at September 30, 2002.  Total loans, which includes loans held for sale, increased 16% to $362 million from $312 million at September 30, 2002, while deposits increased 20% to $385 million from $322 million.  Securities available for sale increased $61 million.

The balance sheet growth is primarily due to Venture’s acquisition of Harbor Bank in Gig Harbor in October 2002 and additional securities purchase in the third quarter of 2003.

“Strong income in our Mortgage and Construction departments, along with additional revenue attributed to our Harbor Bank acquisition have added significantly to our financial results,” said Jon M. Jones, President, Venture Bank.

Operating Results

Quarter Ended September 30, 2003

Net Interest Income

Net interest income for the third quarter of 2003 increased 6% to $6.0 million, from $5.7 million for the quarter ended September 30, 2002.  This increase in interest income was generated by the loans acquired with the purchase of Harbor Bank in the fourth quarter 2002.

Net interest income for the nine months ended September 30, 2003 increased 17% to $19.2 million from $16.4 million for the same period last year.

Noninterest Income

Noninterest income increased $3.1 million or 153% in the third quarter of 2003 compared to the third quarter 2002, and $4.5 million or 79% for the first nine months of 2003 compared with the same period in 2002.  Increase during the third quarter and first nine months of 2003 can be primarily attributed to the $2.1 million “Gain on Sale of Asset” recorded in July of 2003.

Noninterest Expense

Total noninterest expense increased $1 million or 21% for the third quarter of 2003 and $3.2 million or 23% for the first nine months of 2003 compared with the same period in 2002.  The increase in noninterest expense can be primarily attributed to the acquisition of Harbor Bank.  The Company also in the first nine months incurred additional marketing and rollout costs related to the branding efforts that have occurred in 2003.

Nonperforming Assets

Nonperforming assets (which includes nonperforming loans and other nonperforming assets) as a percentage of total assets was .99%, 2.81% and 2.01% as of September 30, 2003, June 30, 2003 and September 30, 2002 respectively.  The decrease from June 30, 2003 is primarily attributed to the sale of two significant properties in the OREO portfolio.

“I am very pleased with the performance of our credit administration team.  The team has been tenacious in working through portfolio issues and the results have been impressive,” said Mr. Jones.

Venture Financial Group, through its wholly owned subsidiary, Venture Bank has 20 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services.  Further information about the Bank may be found on the Internet at www.venture-bank.com.

Note Regarding Forward-Looking Information

This news release may contain statements that are not historical in nature and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PLSRA”).  Forward-looking statements are subject to the risks and uncertainties that may cause actual future results to differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.  The Company does not undertake any obligation to publicly release any revisions to forward-looking statements contained in this release, with respect to events or circumstances after the date of this release, or to reflect the occurrence of unanticipated events.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the Company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts; unaudited)

	September 30 2003	December 31 2002	September 30 2002
Assets
Cash and due from banks	$17,969	$30,965	$23,311
Interest bearing deposits in banks	985	76	72
Federal funds sold	3,600	7,000	3,000
Securities available for sale	86,646	33,622	25,557
Securities held to maturity	504	505	505
FHLB Stock	1,139	877	1,205
Loans held for sale	6,141	7,432	9,234
Loans	355,936	362,132	303,079
Allowance for credit losses	7,787	7,947	4,628

Net loans

348,149

354,185

298,451

Premises and equipment	11,919	11,141	9,999
Foreclosed real estate	2,256	4,899	4,789
Accrued interest receivable	1,967	1,884	1,666
Cash value of life insurance	12,958	8,863	8,755
Intangible assets	11,626	11,708	6,118
Other assets	1,251	1,293	1,708

Total assets

$

507,110

$

474,450

$

394,370

Liabilities
Deposits:
Demand	$86,328	$82,267	$59,967
Savings and interest bearing demand	176,617	156,031	129,093
Time deposits	122,143	145,909	133,027

Total deposits

385,088

384,207

322,087

Federal funds purchased	—	—	3,500
Short term borrowing	24,821	16,547	6,917
Long term debt	42,000	24,000	14,403
Accrued interest payable	444	315	382
Other liabilities	6,529	5,172	4,601

Total liabilities

458,882

430,241

351,890

Stockholders’ Equity
Common stock, (no par value); 10,000,000 shares authorized, shares issued: 2003 - 4,351,915; December 2002 - 4,389,236; September 2002 - 4,385,936	26,458	28,430	28,353
Retained earnings	21,534	15,246	13,892
Accumulated other comprehensive income (loss)	236	533	235
Total stockholders’ equity	48,228	44,209	42,480

Total liabilities and stockholders’ equity

$

507,110

$

474,450

$

394,370

Other Data
Nonperforming assets to total assets	0.99%	2.69%	2.01%
Nonperforming loans to loans	0.76%	2.16%	.93%
Allowance for credit losses to loans	2.25%	2.19%	1.48%
Allowance for credit losses to nonperforming loans	283.27%	101.61%	167.79%

Equity to Assets	9.51%	9.32%	10.96%
Net interest margin	6.41%	6.95%	6.92%

VENTURE FINANCIAL GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Interest Income
Loans	$6,944	$6,987	$22,615	$20,305
Federal funds sold and deposits in banks	30	16	59	19
Investments	545	324	1,245	934
Total interest income	7,519	7,327	23,919	21,258

Interest Expense
Deposits	1,116	1,403	3,545	4,431
Other	391	229	1,130	381
Total interest expense	1,507	1,632	4,675	4,812

Net interest income	6,012	5,695	19,244	16,446

Provision for credit losses	654	623	1,853	1,608
Net interest income after provision for credit losses	5,358	5,072	17,391	14,838

Non-interest income
Service charges on deposit accounts	932	768	2,787	2,240
Origination fees on mortgage loans sold	920	662	2,768	1,715
Other operating income	3,303	610	4,615	1,729
Total non-interest income	5,155	2,040	10,170	5,684

Non-interest expense
Salaries and employee benefits	3,198	2,451	9,409	7,086
Occupancy and equipment	813	620	2,531	1,847
Other expense	1,636	1,593	5,338	4,781
Total non-interest expense	5,647	4,664	17,278	13,714

Operating income before income taxes	4,866	2,448	10,283	6,808

Income Taxes	1,571	799	3,252	2,169

Net income	$3,295	$1,649	$7,031	$4,639

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities arising during the period	(443)	274	(297)	(77)

Comprehensive Income	$2,852	$1,923	$6,734	$4,562

Earnings per Share Data

Basic earnings per share

$

0.76

$

0.38

$

1.60

$

1.06

Diluted earnings per share	$0.72	$0.37	$1.53	$1.04
Dividends declared per share	$0.07	$0.05	$0.17	$0.15

Weighted average number of common shares	4,347,253	4,381,902	4,386,039	4,377,210

Weighted average number of common shares, Including dilutive stock options	4,569,043	4,490,330	4,607,829	4,445,626

Performance Ratios
Return on average assets (annualized)	2.71%	1.70%	1.98%	1.64%

Return on average equity (annualized)	28.16%	15.89%	20.54%	15.35%